Exhibit 10.39

THE WESTERN UNION COMPANY 2024 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT – TERMS AND CONDITIONS
(NON-EMPLOYEE DIRECTORS)

1.
Pursuant to The Western Union Company 2024 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to Non-Employee Director identified in the attached Restricted Stock Unit Award Notice (collectively with these Terms and Conditions, the “Agreement”), as of the Grant Date specified in the Restricted Stock Unit Award Notice (the “Grant Date”) and with a Vesting Commencement Date specified in the Restricted Stock Unit Award Notice, the number of Restricted Stock Units (the “Units”) relating to shares of Common Stock (“Common Stock”) specified in the Restricted Stock Unit Award Notice, subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein have the meaning set forth in the Plan.
2.
Each Unit shall provide for the issuance and transfer to Non-Employee Director of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Common Stock to Non-Employee Director following the expiration of the Restriction Period (as defined herein), Non-Employee Director shall have all rights incident to ownership of such Common Stock, including but not limited to voting rights and the right to receive dividends.
3.
Subject to the other provisions of this Agreement and the terms of the Plan, on the one-year anniversary of the Vesting Commencement Date, all restrictions on the Units shall lapse and the Common Stock subject to the Units shall be issued and transferred to Non-Employee Director. Effective on and after such date, subject to applicable laws and Company policies, Non-Employee Director may hold, assign, pledge, sell, or transfer the Common Stock in Non-Employee Director’s discretion. The one-year vesting period is defined as the “Restriction Period.”

Prior to the issuance and transfer of Common Stock upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Subject to any alternative specified payment date set forth in a deferral election submitted in accordance with Section 409A of the Code, any Units that vest in accordance with paragraphs 3 or 6 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Common Stock upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Common Stock to Non-Employee Director (or Non-Employee Director’s estate), subject to Section 409A of the Code, such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Non-Employee Director or anyone claiming under or through Non-Employee Director attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 4, such attempted violation shall be null, void, and without effect.

5.
Subject to paragraph 6, Non-Employee Director shall forfeit Non-Employee Director’s right to any unvested Units if Non-Employee Director’s continuous service on the Board ceases prior to the expiration of the Restriction Period.
6.
If Non-Employee Director’s service terminates prior to the expiration of the Restriction Period for any reason other than due to misconduct, the Units shall vest and be settled on a prorated basis effective upon Non-Employee Director’s cessation of service. Such prorated vesting shall be calculated by multiplying the total number of Units granted under this Agreement by a fraction, the numerator of which is the number of days between the Vesting Commencement Date and Non-Employee Director’s termination date and the denominator of which is the number of days in the Restriction Period. The restricted portion of the Units that does not become vested under such calculation shall be forfeited on Non-Employee Director’s termination date and shall be cancelled by the Company for no consideration.
7.
During the Restriction Period, Non-Employee Director (and any person succeeding to Non-Employee Director’s rights pursuant to the Plan) will have no ownership interest or rights in Common Stock underlying the Units, including no rights to exercise voting or other shareholder rights with respect to such Common Stock except that Non-Employee Director shall be entitled to receive dividend equivalents related to the Units equal in amount to the dividends declared, prior to settlement of the Units, on the Common Stock underlying the Units. Dividend equivalent amounts shall be payable with respect to the number of Units that vest pursuant to the terms of this Agreement and shall be paid or distributed in cash as follows: (i) in the case of dividend equivalents relating to dividends declared prior to the expiration of the Restriction Period, within 60 days following the expiration of the Restriction Period (or, if earlier, within 60 days following Non-Employee Director’s termination of service in accordance with paragraph 6); and (ii) in the case of vested Units subject to a deferral election, for any dividend equivalents relating to dividends declared following the expiration of the Restriction Period and prior to the settlement of the Units, at the same time such dividends are paid to the Company’s shareholders, provided that in all instances the dividend equivalents shall be paid in the same calendar year in which the related dividends are declared. Dividends payable pursuant to this paragraph 7 shall be considered a series of separate payments under Section 409A of the Code and are intended to comply with Treasury Regulation §1.409A-3(e).
8.
Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Non-Employee Director’s participation in the Plan and legally applicable to Non-Employee Director (“Tax-Related Items”), Non-Employee Director acknowledges that the ultimate liability for all Tax-Related Items is and remains Non-Employee Director’s responsibility. Non-Employee Director further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant of the Units, the vesting of the Units, the conversion of the Units into Common Stock, the subsequent sale of any Common Stock acquired and the receipt of any dividends or dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Non-Employee Director’s liability for the Tax-Related Items or achieve any particular tax result. Further, if Non-Employee Director has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Non-Employee Director acknowledges that the Company may be required to account for Tax-Related Items in more than one jurisdiction.
9.
The terms of this Agreement may be amended from time to time by the Board or the Committee in their sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Non-Employee Director under this Agreement without Non-Employee Director’s written consent.
10.
Any action taken or decision made by the Company, the Board, or the Committee or their delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within their sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Non-Employee Director and all persons claiming under or through Non-Employee Director. By accepting this grant of Units or other benefit under the Plan, Non-Employee Director and each person claiming under or through Non-Employee Director shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or their delegates.
11.
This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Non-Employee Director in future years.
12.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Non-Employee Director’s participation in the Plan, or Non-Employee Director’s acquisition or sale of the Common Stock underlying the Units. Non-Employee Director is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement and rights relating to the Plan and to this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of either Denver County in the State of Colorado or the United States District Court for the District of Colorado, and no other courts, where this grant is made and/or to be performed.
14.
The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Non-Employee Director’s consent to participate in the Plan by electronic means. Non-Employee Director hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
15.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

16.
The Company reserves the right to impose other requirements on Non-Employee Director’s participation in the Plan, on the Units and on any Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. The Company further reserves the right to require Non-Employee Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.